Exhibit 99.1

            PMC-Sierra Appoints Michael Farese to Board of Directors

    SANTA CLARA, Calif.--(BUSINESS WIRE)--May 11, 2006--PMC-Sierra, Inc. (NASDAQ:PMCS), today announced that Mr. Michael Farese has been appointed to the Board of Directors of the Company.
    Mr. Farese is senior vice president, engineering, of Palm, Inc., and is responsible for all engineering programs associated with new product development and product sustaining engineering. Mr. Farese has extensive experience in the equipment manufacturing and semiconductor industry and has been involved in the development of wireless telecommunication products for the past 20 years.
    Prior to joining Palm, Mr. Farese was president and chief executive officer of WJ Communications where he helped build the Company into a leading provider of semiconductors for the wireless industry. Previously, Mr. Farese held senior management positions at companies such as Tropian, Motorola, Ericsson and Nokia Mobile Phones. Mr. Farese's responsibilities at these companies included the introduction of some of the first GSM and TDMA digital smart phones in the industry. He has also held management positions at AT&T and Bell Laboratories.
    Mr. Farese holds a bachelor of science degree in electrical engineering from Rensselaer Polytechnic Institute, a master's degree in electrical engineering from Princeton University, and a doctorate in electrical engineering from Rensselaer Polytechnic. He is also a member of the Board of Directors of Communications Intelligence Corp. and Newfound Communications.

    About PMC-Sierra

    PMC-Sierra(TM) is a leading provider of broadband communications and storage semiconductors for metro, access, fiber to the home, wireless infrastructure, storage, laser printers and customer premises equipment. PMC-Sierra offers worldwide technical and sales support, including a network of offices throughout North America, Europe, Israel and Asia. The company is publicly traded on the NASDAQ Stock Market under the PMCS symbol and is included in the S&P 500 Index. For more information, visit www.pmc-sierra.com.

    (C) Copyright PMC-Sierra, Inc. 2006. All rights reserved. PMC is a registered trademark of PMC-Sierra, Inc. in the United States and other countries. PMC-SIERRA, PMCS and "Thinking You can Build On" are trademarks of PMC-Sierra, Inc. Other product and company names mentioned herein may be trademarks of their respective owners.

    CONTACT: PMC-Sierra, Inc.
             Alan Krock, Vice President & CFO
             408-988-1204
             or
             David Climie, Vice President Marketing Communications
             408-988-8276
             or
             Susan Shaw, Manager Communications
             408-988-8515